Exhibit 107

Calculation of Filing Fee Tables

S-3

(Form Type)

Archrock, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate		Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share		(3)		(1)(2)		(1)(2)		(1)(2)		(3)		(3)
	Equity	Preferred Stock, par value $0.01 per share		(3)		(1)(2)		(1)(2)		(1)(2)		(3)		(3)
	Debt	Debt Securities		(3)		(1)		(1)		(1)		(3)		(3)
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts								-				-
	Total Fees Previously Paid												-
	Total Fee Offsets												-
	Net Fee Due												-

(1)	An unspecified number of securities or aggregate principal amount, as applicable, is being registered as may from time to time be offered at unspecified prices and, in addition, an unspecified number of additional shares of common stock is being registered as may be issued from time to time upon conversion of any debt securities that are convertible into common stock or pursuant to any anti-dilution adjustments with respect to any such convertible debt securities.
(2)	Includes rights to acquire common stock or preferred stock of the registrant under any shareholder rights plan then in effect, if applicable under the terms of any such plan.
(3)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of the entire registration fee.